EXHIBIT 10.3

Personal and Confidential

June 18, 2004

Mr. Peter E. Reilly

2220 Blackheath Trace

Alpharetta, Georgia 30005

Dear Pete:

This letter sets forth our agreement regarding your retirement and resignation from MAPICS, Inc. (the “Company”).

1. You will step down as Chief Operating Officer for the Company effective June 30, 2004 (the “Retirement Date”) at which time you will no longer be considered an employee or named executive officer of the Company. You also hereby resign from any directorship positions, officer positions or subscriptions you hold with the Company, its subsidiaries and affiliates or other organizations on the Company’s behalf effective as of such Retirement Date. You will assist the Company in a reasonable transition of your work and perform such other reasonable transition-related duties as assigned by the Chief Executive Officer or his designee.

2. Through the Retirement Date you will receive a gross base salary of $10,000 semi-monthly and remain eligible to participate in the current benefits plans. Your benefits costs and deductions for this period will be appropriately deducted and all applicable taxes withheld. You will not be eligible for any cash bonus for your or the Company’s performance during the third or fourth fiscal quarter of the Company’s 2004 fiscal year or thereafter.

As of the Retirement Date, your salary will cease and any entitlement you have or might have under any other Company-provided bonus plan or benefit plan, program or practice shall be immediately forfeited except as required by federal or state law or as otherwise expressed in this letter. You agree that you have utilized all vacation owing and shall not be entitled to any further payments reflecting vacation whether or not it is accrued. The Change of Control Agreement dated October 1, 1999, as amended (“CiC Agreement”) between you and the Company is hereby terminated as of the date of this letter agreement. You hereby agree that your termination shall not be considered as “in connection with or anticipation of the Change of Control” as described in the CiC Agreement and you hereby waive all rights and benefits as described in the CiC Agreement and release the Company from all claims related thereto. The Retirement Date shall be treated as your “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and you will receive COBRA information under separate cover.

As soon as reasonably practicable, the Company shall assign to you its interest in the current Company laptop personal computer and cell phone that you use and you shall be responsible for all liabilities associated with those assets thereafter. You shall return all other MAPICS assets and materials to MAPICS, including without limit, those files contained on the referenced laptop personal computer.

3. On or before June 30, 2004 and provided you are otherwise in compliance with the terms of this letter agreement, you will be paid a gross severance payment of $300,000.

4. As of the date of this letter agreement the 30,000 shares of restricted stock granted to you on August 19, 2003, shall be forfeited and you agree that the associated Restricted Stock Award Agreement between you and the Company related to that grant is hereby immediately terminated. Attached as Exhibit 1 hereto is a list of stock options granted to you during your employment and still outstanding (“Options”). The terms of the Option Plan documents and your award certificates/agreement shall apply to said Options. In the event of conflict, the terms of this letter agreement shall take precedence over any Option Plan documents. You shall comply with all applicable securities laws, including those regarding insider trading.

5. Release By You. As a material inducement to the Company to enter into this letter agreement you, for yourself and your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its corporate affiliates, the Company’s officers, directors, stockholders, agents and employees, both individually and in their official capacities, from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs) of every kind and nature which you ever had or now have against the Company and its corporate affiliates, the Company’s officers, directors, stockholders, agents and employees, both individually and in the official capacities, whether based on any federal or state law or regulation regarding either employment or employment discrimination, including but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42, U.S.C. 12000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 1621 et seq.; the Americans with Disabilities Act, 29 U.S.C 1621 et seq.; wrongful discharge claims; any contract claims, whether oral or written, express or implied; any claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, or severance pay, or any other statutory or common law claims and damages.

6. Release By the Company. As a material inducement to you to enter into this letter agreement the Company, for itself and for its corporate affiliates and officers, directors, stockholders, agents and employees, both individually and in their official capacities, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge you and your representatives, agents, servants, executors, administrators, heirs, successors and assigns from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs) of every kind and nature which the Company ever had or now have against you or your representatives, agents, servants, executors, administrators, heirs, successors and assigns, whether based on any federal or state law or regulation or common law including without limitation any claims arising from any of your authorized acts while you are or were an employee of the Company; any contract claims whether oral or written, express or implied; any claims for contribution or indemnification, or any other statutory or common law claims and damages; provided, however, that the foregoing shall in no way release you from any claims arising from your breach of section 8 of this letter agreement.

7. In addition, by your acceptance hereof, you acknowledge and agree that:

a) You have been informed that if you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination in Employment Act. In consideration of the compensation described in this letter agreement, you specifically waive such rights and/or claims to the extent such rights and/or claims arose prior to the date this letter agreement was executed.

b) You were advised by the Company of your right to consult with an attorney prior to executing this letter agreement.

c) You were further advised when you were presented by the Company with the original draft of this letter agreement that you had at least 21 days within which to consider its terms and consult with or seek advice from an attorney or any other person of your choosing.

d) By initialing below, you hereby acknowledge that you were informed and understand that you had at least 21 days within which to consider this letter agreement, have consulted with an attorney regarding this letter agreement or have chosen not to consult with an attorney, and have considered carefully every provision of this letter agreement, and that after having engaged those actions, prefer to and have requested that you enter into this letter agreement prior to the expiration of the 21 day period discussed above.

Initial	Date

8. You agree that you will not disclose or deliver to anyone, including employees of the Company, except as authorized by the Company, or use in any way other than in the Company’s business, any information or material relating to the business of the Company (including information or materials received by the Company or its subsidiaries from others) and intended by the Company to be kept in confidence by its recipients. As used in this letter agreement, the term “information” includes all information concerning the technical, administrative, management, financial or marketing activities (such as design, manufacturing and procurement specifications, procedures, manufacturing processes, information processing processes, or programs, marketing plans and strategies, plans for future development, customer and employee names, customer contact information or customer financial data, or other data and cost and financial data) and the term “materials” includes all physical embodiments of information (such as drawings, specification sheets, recording media for machine information processing systems, documentation of all types, contracts, reports, customer lists, employee lists, manuals, quotations, proposals, correspondence and samples). You shall promptly return all materials in your possession or control. You further agree that you will not disclose to any third party except your immediate family members and legal and tax advisors, the existence or terms and conditions of this letter agreement. You may also disclose the existence and general terms of this letter agreement to prospective employers and professional recruiters who agree to treat it in confidence and to not further disclose it to any third party. In consideration of the severance payment described in section 3, for a period of twelve (12) months from the date of this letter agreement, you further agree: a) not to, directly or indirectly, on your own behalf or that of another, solicit or induce any employee of the Company to terminate his/her employment relationship with the Company or to enter into an employment relationship with another; b) directly or indirectly, on your own behalf or that of another, solicit a customer of the Company with whom you have had contact with during the period 12 months prior to your Retirement Date, for the purpose of marketing, selling or licensing competitive software or services; c) directly or indirectly, on your own behalf or that of another, solicit a sales affiliate of the Company with whom you have had contact with during the period 12 months prior to your Retirement Date, for the purpose of establishing a relationship for the marketing, selling or licensing competitive software or services; and d) not to, directly or indirectly, be employed by or provide services in any way to those competitive entities identified in Exhibit 2 hereto (which is attached and incorporated herein by this reference), except as otherwise expressly agreed to in advance by the Company. In the event of any breach by you of this section, in addition to any other remedies available to the Company at law or in equity, you hereby agree to immediately pay back to the Company the full amount of severance payment described in section 3 above.

9. You acknowledge that irreparable injury might result to the business and property of the Company in the event of your breach of any of the terms contained in this letter agreement. You further understand and agree that, in the event of such breach or the substantial likelihood of such breach, monetary damages shall be difficult to calculate and that the Company shall be entitled to receive injunctive relief in order to protect fully its interest and property.

10. The invalidity or unenforceability of any provision hereof or the invalidity or unenforceability of any provision hereof as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any other provision hereof or any other application of any such provision. If one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting or reducing it (or them) so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11. This agreement shall be governed by, and construed in accordance with, the laws of Georgia, without giving effect to the principles of conflicts of law thereof.

12. This letter agreement and its Exhibits represents the complete and exclusive agreement and understanding relating to the termination of your employment and supersedes any and all prior agreements or understandings, oral or written, between the Company and you with respect to the subject matter.

13. You represent that you have read this letter agreement, fully understand the terms and conditions and are voluntarily executing this letter agreement. In entering this letter agreement, you do not rely on any representation, promise or inducement made by the Company, with the exception of the consideration described in this letter agreement.

14. This letter agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

INTENTIONALLY LEFT BLANK

15. You may revoke this letter agreement for a period of seven days following its execution, and this letter agreement shall not be effective or enforceable until this revocation period has expired.

Sincerely,

MAPICS, Inc.

By:
Richard C. Cook Chief Executive Officer

AGREED TO AND ACCEPTED:

By:
Peter E. Reilly

Date:

CC:	Marty Avallone

Exhibit 1

Options

Attach AST Stockplan printout of Reilly stock options as of March 31, 2004. As of that date, options on 285,000 shares were outstanding. This number does not include the 52,500 Options granted on May 28, 2004.

Exhibit 2

Competitive Entities

Epicor

IFS

QAD

GEAC

Made 2 Manage

Lilly

Manugistics

I2

Oracle

Intentia

American Software

Agility

Logility

SSA Global Technologies

Peoplesoft

SAP

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